Exhibit 99.1

16100 S. LATHROP AVENUE, HARVEY, ILLINOIS 60426

FOR IMMEDIATE RELEASE

Atkore International Holdings Inc. Announces Second Quarter 2012 Financial Results

Harvey, Illinois — May 11, 2012 — Atkore International Holdings Inc. (“Atkore International” or the “Company”), a global manufacturer of fabricated steel tubes and pipes, pre-wired armored cables, cable management systems and metal framing systems, today reported financial results for the second quarter of 2012.

“I’m really pleased with our second quarter results. We achieved Adjusted EBITDA margins of 9% and maintained or improved our market share in all segments,” said John Williamson, President and Chief Executive Officer. “We are continuing to invest in strengthening as well as growing our core businesses.”

Fiscal Year 2012 Second Quarter Financial Highlights1

The Company has presented its financial results for the Predecessor Company and the Successor Company in the financial statements, in accordance with generally accepted accounting principles in the United States of America (“GAAP”), for the periods before and after the Transactions on December 22, 2010. Despite the separate presentation, there were no material changes to the actual operations of the Company’s business as a result of the acquisition of a majority interest in Atkore International by affiliates of CD&R. As the core operations of the Company have not changed as a result of the Transactions, when evaluating our results of operations for purposes of this discussion, our management treats the six months ended March 25, 2011 as a single measurement period, rather than the two separate periods that are required to be reported under GAAP.

FINANCIAL RESULTS

On February 15, 2012, the Company, through its subsidiary Atkore International, Inc., purchased all of the outstanding equity interests of various entities under common ownership (collectively referred to herein as “FlexHead”) for approximately $38 million in cash, funded from borrowings under the Company’s asset-based credit facility. The entities acquired were FlexHead Industries, Inc.; SprinkFLEX, LLC; PBJ, LLC; DXL, LLC; and PNM, Inc. FlexHead manufactures and sells flexible sprinkler hose fittings and the results are included within the Global Pipe, Tube & Conduit segment.

On March 6, 2012, Allied Tube & Conduit Corporation, a subsidiary of the Company, entered into an asset purchase agreement with JMC Steel Group, Inc. (“JMC Steel”) pursuant to which JMC Steel would purchase the real estate, building and improvements of the Morrisville operations for approximately $40 million. The results of Morrisville operations previously were included within the Global Pipe, Tube & Conduit segment. In April 2012, the Company completed the sale.

[1]

On December 22, 2010, Tyco International Ltd. (“Tyco”) completed the sale of a majority interest in its Electrical and Metal Products (“Predecessor Company”) business to an affiliate of the private equity firm Clayton Dubilier & Rice, LLC (“CD&R”). The sale was effected pursuant to an investment agreement dated as of November 9, 2010 by and among CD&R Allied Holdings, L.P., Tyco, Tyco International Holding S.a.r.l., and Atkore International Group Inc. (“Atkore Group”). Atkore Group owns 100% of Atkore International. The aforementioned transactions are referred to herein as the “Transactions.” Subsequent to the Transactions, the Company has operated as an independent, stand-alone entity (the “Successor Company”).

Net Sales

Net sales increased $35 million for the three months ended March 30, 2012, to $427 million from $392 million for the three months ended March 25, 2011. The increase was due to higher volume from our North American steel pipe, tube and conduit and cable products, and higher aggregate sales from global cable management products and the addition of sales from acquired businesses. This increase was partially offset by a reduction in sales from our Brazilian operations due to lower volume and pricing. Changes in foreign currency exchange rates had a favorable impact primarily as a result of the depreciation of the U.S. Dollar versus the Australian Dollar and Brazilian Real.

For the six months ended March 30, 2012, net sales were $798 million, an increase of $66 million over the $732 million for the combined results for the six months ended March 25, 2011. The increase was due to higher volume from our North American businesses, higher aggregate selling prices, and the addition of sales of acquired businesses. The increase in average selling prices was due primarily to higher average steel and copper market prices. The increase was partially offset by a reduction in sales from our Brazilian operations and a reduction in sales from non-tubular related products. Changes in foreign currency exchange rates had a favorable impact, primarily as a result of the depreciation of the U.S. Dollar versus the Australian Dollar and Brazilian Real.

Operating Income

Operating income increased by $3 million for the three months ended March 30, 2012, compared to the three months ended March 25, 2011. The increase was due primarily to an increase in North American product volume partly offset by higher selling, general and administrative expenses.

For the six months ended March 30, 2012, operating income increased by $9 million to $23 million, compared to the combined results for the six months ended March 25, 2011 of $14 million. The increase was due to the absence of transaction costs, higher sales volume for North American products and higher average selling prices. The increase was partially offset by higher selling, general and administrative expenses.

Adjusted EBITDA (Non-GAAP): Consolidated Adjusted EBITDA was $38 million and $56 million for the three and six months ended March 30, 2012, respectively. Consolidated Adjusted EBITDA was $48 million for the three months ended March 25, 2011, and combined Adjusted EBITDA was $66 million for the six months ended March 25, 2011.

SEGMENT RESULTS

Results of Operations by Segment

Global Pipe, Tube &Conduit

Net Sales

Net sales for the three months ended March 30, 2012, increased $14 million to $279 million from $265 million for the three months ended March 25, 2011. The increase was attributable to higher sales volume and higher average selling prices in North America. Our North American steel pipe, tube and conduit products generally have the largest impact on net sales in this segment. The gradually improving non-residential construction market in North America contributed to higher volumes, up 6% from the three months ended March 25, 2011. Changes in foreign currency exchange rates had a favorable impact, primarily as a result of the depreciation of the U.S. Dollar versus the Brazilian Real. These increases were partly offset by lower net sales from our Brazilian operations.

For the six months ended March 30, 2012, net sales increased $23 million from the combined results for the six months ended March 25, 2011, to $515 million, due primarily to higher sales volume and average selling prices in North America. Changes in foreign currency exchange rates had a favorable impact, primarily as a result of the depreciation of the U.S. Dollar versus the Brazilian Real. These increases were offset partially by lower net sales from our Brazilian operations.

Operating Income

Operating income for the three months ended March 30, 2012, decreased $4 million to $17 million compared to $21 million in the three months ended March 25, 2011. The decrease in operating income was due primarily to the unfavorable impact from higher average raw material steel costs in North America partly offset by higher average selling prices and sales volume. Raw material steel costs were 19% higher during three months ended March 30, 2012, compared to the three months ended March 25, 2011.

For the six months ended March 30, 2012, operating income decreased $12 million to $17 million compared to $29 million for the combined results for the six months ended March 25, 2011. The decrease in operating income was due to the unfavorable impact from higher average raw material steel costs in North America, partly offset by the favorable impact from higher volume and higher average selling prices in North America. Raw material steel costs were 18% higher during the six months ended March 30, 2012, compared to the combined results for the six months ended March 25, 2011.

Global Cable and Cable Management

Net Sales

Net sales increased $25 million to $158 million for the three months ended March 30, 2012, compared to $133 million for the three months ended March 25, 2011. The increase was due in part to higher sales volume, partially offset by lower average selling prices of our North American cable products. In addition, a general recovery in sales volumes and selling prices for our cable management businesses resulted in an increase in net sales. Our cable products generally have the largest impact on net sales in this segment. These products are used for the protection and routing of electrical wire and include AC-90®, Mc-Quik® and Mc-Tuff®. Changes in foreign currency exchange rates had a favorable impact, primarily as a result of the depreciation of the U.S. Dollar versus the Australian Dollar.

For the six months ended March 30, 2012, net sales increased $48 million to $300 million compared to $252 million in the combined results for the six months ended March 25, 2011. The increase was due to higher sales volume and higher average selling prices of our cable products. In addition, a general recovery in volumes and selling prices for our cable management businesses resulted in an increase in net sales. Changes in foreign currency exchange rates had a favorable impact, primarily as a result of the depreciation of the U.S. Dollar versus the Australian Dollar.

Operating Income

Operating income for the three months ended March 30, 2012, increased $5 million to $18 million compared to $13 million for the three months ended March 25, 2011. The increase in operating income was due primarily to a favorable net impact of higher sales volume for cable products in North America and a favorable impact from lower raw material copper costs in North America, partially offset by an unfavorable impact from lower average selling prices for these products. Raw material copper costs were 13% lower during the three months ended March 30, 2012, compared to the three months ended March 25, 2011. Higher selling expenses, mainly related to higher sales volume of cable products, were incurred in the three months ended March 30, 2012.

For the six months ended March 30, 2012, operating income increased $8 million from the combined results for the six months ended March 25, 2011, to $30 million. The increase in operating income was due primarily to a favorable impact from higher average selling prices for cable products in North America, a favorable net impact from higher sales volume of cable products, and a favorable impact from lower average raw material copper costs in North America. Raw material copper costs were 5% lower during the six months ended March 30, 2012, compared to the combined results for the six months ended March 25, 2011. Strong operating performance from our global cable management businesses favorably impacted operating income. Higher selling expenses, mainly related to higher sales volume of cable products, were incurred in the six months ended March 30, 2012.

Conference Call

Atkore International will host a conference call on May 11, 2012 at 10:00 a.m. Eastern Time. The call may be accessed over the telephone at 1-866-803-2143 using the passcode of “Atkore.” An audio replay will be available shortly after the call.

About Atkore International

Atkore International is a global manufacturer of galvanized steel tubes and pipes, electrical conduit, armored wire and cable, metal framing systems and building components, serving a wide range of construction, electrical, fire and security, mechanical and automotive applications. With 3,100 employees and 22 manufacturing and 16 distribution facilities worldwide, Atkore supplies global customers with innovative solutions and quality products. To learn more, please visit www.atkore.com.

Cautionary Notice Regarding Forward-Looking Statements

This news release contains statements about future events and expectations that constitute forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor provisions created by statute. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and readers are cautioned not to place undue reliance on such statements. Factors that could cause actual events or results to differ materially from the events or results described in any forward-looking statements include, but are not limited to: the sustained downturn in the non-residential construction industry; fluctuations in the price of raw materials; our reliance on the availability and cost of freight and energy; changes in governmental regulation, including the National Electrical Code or other legislation and regulation; risks relating to doing business internationally; claims for damages for defective products; our ability to generate or raise capital in the future; risk of material environmental, health and safety liabilities and obligations; changes in the source and intensity of competition in business; the level of similar product imports into North America; our reliance on a small number of customers; work stoppages, employee strikes and other production disputes; our significant financial obligations relating to pension plans; unplanned outages at our facilities and other unforeseen disruptions; our ability to protect and enforce our intellectual property rights; our ability to attract and retain qualified employees; the reliability of our information systems; risks inherent in acquisitions and the financing thereof; risks relating to us operating as a stand-alone company; our substantial indebtedness and our ability to incur further indebtedness; limitations on our business under the instruments governing out indebtedness; and the risk that the benefits from the Transactions (as defined herein) may not be fully realized or may take longer to realize than expected.

You should read carefully the factors described under the section titled, “Risk Factors,” in the Company’s Registration Statement on Form S-4 filed with the SEC, as declared effective on October 19, 2011 and other filings with the SEC. These and other risks, uncertainties and factors could cause our actual results to differ materially from those projected in any forward-looking statements we make. These factors may not constitute all factors that could cause actual results to differ materially. We operate in a continually changing business environment. New factors emerge from time to time, and it is not possible to predict all risks that may affect us. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should be viewed as historical data.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules
Condensed Statements of Operations	A
Condensed Consolidated Balance Sheets	B
Condensed Statements of Cash Flows	C
Segment Information	D
Non-GAAP Financial Measure Reconciliation	E&F

# # #

Supplemental Schedule A

ATKORE INTERNATIONAL HOLDINGS INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Consolidated Successor Company
(in millions)	For the Three Months Ended March 30, 2012	For the Three Months Ended March 25, 2011
Net sales	$427	$392
Costs and expenses
Cost of sales	356	328
Selling, general and administrative	50	45
Transaction-related costs	—	1

Operating income	21	18
Interest expense, net	12	13

Income before income taxes	9	5
Income tax expense	3	2

Income from continuing operations	6	3
(Loss) income from discontinued operations and disposal, net of income tax benefit of $1 and $0, respectively	(2)	1

Net income	$4	$4

	Consolidated Successor Company		Combined Predecessor Company
(in millions)	For the Six Months Ended March 30, 2012	For the Period from December 23, 2010 to March 25, 2011	For the Period from September 25, 2010 to December 22, 2010
Net sales	$798	$392	$340
Costs and expenses
Cost of sales	680	328	290
Selling, general and administrative	95	45	39
Transaction-related costs	—	16	—

Operating income	23	3	11
Interest expense, net	24	13	11

Loss before income taxes	(1)	(10)	—
Income tax expense	—	2	1

Loss from continuing operations	(1)	(12)	(1)
(Loss) income from discontinued operations and disposal, net of income tax benefit of $2, $0, and $1, respectively	(3)	1	(2)

Net loss	$(4)	$(11)	$(3)

Supplemental Schedule B

ATKORE INTERNATIONAL HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in millions, except per share data)	March 30, 2012	September 30, 2011
Assets
Current Assets:
Cash and cash equivalents	$43	$48
Accounts receivable, less allowance for doubtful accounts of $2 and $2, respectively	241	221
Receivables due from Tyco International Ltd. and its affiliates	14	4
Inventories, net	291	258
Prepaid expenses and other current assets	53	40
Deferred income taxes	15	16

Total current assets	657	587

Property, plant and equipment, net	302	308
Intangible assets, net	278	264
Goodwill	140	130
Deferred income taxes	2	2
Receivables due from Tyco International Ltd. and its affiliates	14	14
Other assets	35	36

Total assets of continuing operations	1,428	1,341
Total assets of discontinued operations	51	58

Total Assets	$1,479	$1,399

Liabilities and Equity
Current Liabilities:
Short-term debt and current maturities of long-term debt	$106	$47
Accounts payable	147	123
Income tax payable	3	4
Accrued and other current liabilities	81	79

Total current liabilities	337	253

Long-term debt	411	411
Deferred income taxes	98	101
Income tax payable	14	13
Pension liabilities	35	35
Other long-term liabilities	11	13

Total liabilities of continuing operations	906	826
Total liabilities of discontinued operations	4	3

Total Liabilities	910	829

Shareholder’s Equity:
Common shares, $.01 par value, 1,000 shares authorized, 100 shares issued and outstanding	—	—
Additional paid in capital	604	604
Accumulated deficit	(21)	(17)
Accumulated other comprehensive loss	(14)	(17)

Total Shareholder’s Equity	569	570

Total Liabilities and Shareholder’s Equity	$1,479	$1,399

Supplemental Schedule C

ATKORE INTERNATIONAL HOLDINGS INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	Consolidated Successor Company		Combined Predecessor Company
(in millions)	For the Six Months Ended March 30, 2012	For the Period from December 23, 2010 to March 25, 2011	For the Period from September 25, 2010 to December 22, 2010
Operating activities
Net loss	$(4)	$(11)	$(3)
Adjustments to reconcile net loss to net cash (used for) provided by operating activities:
Loss (income) from discontinued operations and disposal	3	(1)	2
Depreciation and amortization	25	10	6
Amortization of debt issuance costs	3	1	—
Deferred income taxes	—	(7)	(6)
Provision for losses on accounts receivable and inventory	3	1	3
Other items	1	—	2
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(17)	(15)	(16)
Receivables due from Tyco International Ltd. and its affiliates	(9)	—	—
Prepaid expenses and other current assets	(9)	(3)	(2)
Inventories	(28)	(15)	(16)
Accounts payable	22	41	(34)
Income taxes payable	(2)	8	2
Accrued and other liabilities	—	21	(8)
Other	(3)	1	—

Net cash (used for) provided by continuing operating activities	(15)	31	(70)
Net cash provided by (used for) discontinued operating activities	3	(6)	3

Net cash (used for) provided by operating activities	(12)	25	(67)

Investing activities
Capital expenditures	(13)	(13)	(12)
Change in due to Tyco International Ltd. and its affiliates	—	—	357
Purchase price adjustments	—	(7)	—
Acquisitions of businesses, net of cash acquired	(39)	—	—

Net cash (used for) provided by continuing investing activities	(52)	(20)	345
Net cash used for discontinued investing activities	—	(2)	—

Net cash (used for) provided by investing activities	(52)	(22)	345

Financing activities
Repayments of long-term debt due to Tyco International Ltd. and its affiliates, net	—	(400)	(300)
Proceeds from issuance of senior secured notes	—	410	—
Borrowings under Credit Facility, net	55	61	—
Payment of debt issuance costs	—	(36)	—
Proceeds from (repayments of) short-term debt	3	(4)	4
Change in parent company investment	—	—	(1)

Net cash provided by (used for) continuing financing activities	58	31	(297)
Net cash provided by discontinued financing activities	—	—	—

Net cash provided by (used for) financing activities	58	31	(297)
Effects of foreign exchange rate changes on cash and cash equivalents	1	1	—

(Decrease) increase in cash and cash equivalents	(5)	35	(19)
Cash and cash equivalents at beginning of period	48	14	33

Cash and cash equivalents at end of period	$43	$49	$14

Supplementary Cash Flow information
Interest paid	$22	$—	$11
Income taxes paid, net of refunds	2	1	1
Purchase price adjustment, not yet paid	—	7	—

Supplemental Schedule D

Atkore International Holdings Inc.

Segment Information

(In millions)

	Consolidated Successor Company		Combined Predecessor Company
	For the Six Months Ended March 30, 2012	For the Period from December 23, 2010 to March 25, 2011	For the Period from September 25, 2010 to December 22, 2010
Net sales:
Global Pipe, Tube and Conduit	$515	$265	$227
Global Cable and Cable Management	300	133	119
Elimination of intersegment revenues	(17)	(6)	(6)

	$798	$392	$340

Operating income (loss):
Global Pipe, Tube and Conduit	$17	$21	$8
Global Cable and Cable Management	30	13	9
Corporate and Other	(24)	(31)	(6)

	$23	$3	$11

	Consolidated Successor Company
	For the Three Months Ended March 30, 2012	For the Three Months Ended March 25, 2011
Net sales:
Global Pipe, Tube and Conduit	$279	$265
Global Cable and Cable Management	158	133
Elimination of intersegment revenues	(10)	(6)

	$427	$392

Operating income (loss) :
Global Pipe, Tube and Conduit	$17	$21
Global Cable and Cable Management	18	13
Corporate and Other	(14)	(16)

	$21	$18

	Consolidated Successor Company		Combined Predecessor Company
	For the Six Months Ended March 30, 2012	For the Period from December 23, 2010 to March 25, 2011	For the Period from September 25, 2010 to December 22, 2010
Net sales:
U.S.	$662	$317	$270
Other Americas	90	52	49
Europe	23	14	12
Asia-Pacific	23	9	9

	$798	$392	$340

	Consolidated Successor Company
	For the Three Months Ended March 30, 2012	For the Three Months Ended March 25, 2011
Net sales:
U.S.	$356	$317
Other Americas	45	52
Europe	13	14
Asia-Pacific	13	9

	$427	$392

Supplemental Schedule E

Atkore International Holdings Inc.

Non-GAAP Financial Measure Reconciliation

(In millions)

(Unaudited)

	Consolidated Successor Company
	For the Three Months Ended December 30, 2011	For the Three Months Ended March 30, 2012	For the Six Months Ended March 30, 2012
Net (loss) income	$(8)	$4	$(4)

Add:
Depreciation and amortization	13	13	26
Interest expense	12	12	24
(Benefit) expense for income tax	(4)	2	(2)

EBITDA	13	31	44

Add:
Restructuring (1)	—	—	—
Non-cash share based compensation (2)	—	—	—
Unusual product liability (3)	1	—	1
Non-cash pension expense (4)	1	—	1
Management fee	2	1	3
Impairment of discontinued business assets	—	2	2
Other non-cash items (6)	1	4	5

Adjusted EBITDA	$18	$38	$56

Adjusted EBITDA Margin	5%	9%	7%

	Combined Predecessor Company	Consolidated Successor Company		Consolidated Successor Company and Combined Predecessor Company
	Period from September 25, 2010 to December 22, 2010	Period from December 23, 2010 to December 24, 2010	For the Three Months Ended March 25, 2011	Combined Results for the Six Months Ended March 25, 2011
Net loss	$(3)	$(15)	$(11)	$(29)

Add:
Depreciation and amortization	7	—	12	19
Interest expense	11	—	12	23
Expense for income tax	—	—	2	2

EBITDA	15	(15)	15	15

Add:
Restructuring (1)	(1)	—	1	—
Non-cash share based compensation (2)	1	—	—	1
Unusual product liability (3)	—	—	—	—
Non-cash pension expense (4)	1	—	—	1
Management fee	—	—	1	1
Other non-cash items (6)	2	15	31	48

Adjusted EBITDA	$18	$—	$48	$66

Adjusted EBITDA Margin	5%	—%	12%	9%

	Consolidated Successor Company
	For the Three Months Ended June 24, 2011	For the Three Months Ended September 30, 2011	For the Three Months Ended December 30, 2011	For the Three Months Ended March 30, 2012	Total Consolidated EBITDA
Net income (loss)	$13	$(19)	$(8)	$4	$(10)

Add:
Depreciation and amortization	12	13	13	13	51
Interest expense	12	12	12	12	48
Expense (benefit) for income tax	6	(7)	(4)	2	(3)

EBITDA	43	(1)	13	31	86

Add:
Restructuring (1)	—	1	—	—	1
Non-cash share based compensation (2)	1	—	—	—	1
Unusual product liability (3)	—	1	1	—	2
Non-cash pension expense (4)	—	2	1	—	3
Full year restructuring cost savings (5)	—	1	—	—	1
Management fee	2	2	2	1	7
Impairment of discontinued business assets	—	—	—	2	2
Other non-cash items (6)	3	2	1	4	10

Adjusted EBITDA	$49	$8	$18	$38	$113

Adjusted EBITDA Margin	11%	2%	5%	9%	7%

(1)	Represents facility exit costs and employee severance and benefit costs.
(2)	Represents the add-back of non-cash compensation expense for restricted share awards and share options.
(3)	Represents the add-back of product liability expense associated with a discontinued type of sprinkler pipe.
(4)	Represents the add-back of pension expense.
(5)	Represents the estimated annual benefit associated with initiatives undertaken, as if those initiatives had been fully implemented at the beginning of the period, less amounts achieved. The actual annual benefit associated with these initiatives may differ from our estimates and we may not achieve the full benefit from these initiatives in future periods.
(6)	Other represents the net impact of other non-cash items, including impairment of held for sale assets, transaction-related costs, non-recurring consulting fees, one-time executive severance expense, and a gain on the sale of fixed assets.

Supplemental Schedule F

Atkore International Holdings Inc.

Non-GAAP Financial Measure Reconciliation

(In millions)

(Unaudited)

Consolidated Total Leverage Ratio as of March 30, 2012 is as follows ($ in millions):

March 30, 2012
Senior secured notes due January 1, 2018	$410
Asset-based credit facility	102
Other	5

Total debt	517
Less cash on-hand (limited to $35 million) (1)	(35)

Total Indebtedness (A)	$482

Total Consolidated EBITDA (B) (2)	113

Total Leverage Ratio (A)/(B)	4.3

(1)	As of March 30, 2012, Cash and cash equivalents was $43 million.
(2)	Total consolidated EBITDA for the last 12 months.